Deloitte & Touche LLP

Suite 3600

201 N Franklin Street

Tampa, FL 33602-5818

USA

Tel: +1 813 273 8300

www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 11, 2026, relating to the financial statements of Brown & Brown, Inc. and the effectiveness of Brown & Brown, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brown & Brown, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida

May 7, 2026